Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Aspen Insurance Holdings Limited for the registration of preference shares, depositary shares representing preference shares and senior or subordinated debt securities, and to the incorporation by reference therein of our report dated April 20, 2023, with respect to the consolidated financial statements of Aspen Insurance Holdings Limited, included in its Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
June 14, 2023